Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE                                                                                                                     July 1, 2008

HOME FEDERAL BANCORP, INC. OF LOUISIANA ANNOUNCES CLOSE OF
SUBSCRIPTION OFFERING AND EXTENSION OF COMMUNITY OFFERING

Shreveport, La. – Home Federal Bancorp, Inc. of Louisiana (the "Company") (OTCBB: HFBL) announced today that the subscription portion of its offering has been completed and the community portion of the offering has been extended.  Orders received to date will be maintained by the Company with interest continuing to accrue until completion of the offering.  The Company has approved an increase in the maximum purchase limitation for individuals to 5% of the total shares of common stock sold in the offering which would be 68,000 shares at the minimum of the offering range.  As a result of the increase in the maximum purchase limitation, the Company will re-solicit subscribers who submitted a maximum purchase order in the subscription and community offerings.  The Company will continue its program to pay a fee of 4.0% of the aggregate purchase price to assisting brokers whose broker representatives assist in the sale of shares in the community offering.

The Company is offering between 1,360,000 shares and 1,840,000 shares of common stock, which is the minimum and maximum of the offering range, respectively, based upon an independent appraisal of its pro forma market value.  The Company expects to complete the offering at or near the minimum of the offering range.  The completion of the offering remains subject to confirmation by the Company’s independent appraiser of the Company’s existing appraisal and receipt of final regulatory approvals, including approval of the amount of stock sold in the offering.

The terms and conditions of the community offering are more fully set forth in the Company’s prospectus dated May 13, 2008. The offering is made only by the prospectus and shares may only be subscribed for using the order forms provided by the Company.  Persons interested in subscribing for stock in the community offering may request a prospectus and order form by calling the Company’s Conversion Center at (318) 674-2614.  The Conversion Center will be closed for the July 4 holiday and will reopen at 10:00 am local time on Monday, July 7, 2008.

The Company has not set an expiration date for the community offering, but the community offering may not extend beyond August 11, 2008, without the permission of the Office of Thrift Supervision.  However, the Company may terminate the community offering at any time without further notice.  Therefore, interested persons should request offering materials and return order forms promptly.

The offering is being conducted in connection with the mutual to stock conversion of Home Federal Mutual Holding Company and simultaneous proposed acquisition of First Louisiana Bancshares, Inc., Shreveport, Louisiana.  The Company's shareholders approved the conversion and the acquisition of First Louisiana at a special meeting of shareholders held on June 27, 2008.  The members of Home Federal Mutual Holding Company approved the conversion at their special meeting also held on June 27, 2008.
The Company anticipates completing the offering and the acquisition of First Louisiana in late July 2008.

Forward Looking Statements

This news release contains certain forward-looking statements about the proposed merger and reorganization within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding the anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.

They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." These forward-looking statements are based upon the current beliefs and expectations of the Company's and First Louisiana's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the companies' control. In addition, these forward-looking statements are subject to the assumptions set forth below with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. The Company and First Louisiana do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (1) competitive pressure among depository institutions increases significantly; (2) costs related to the integration of the business of the Company and First Louisiana are greater than expected; (3) operating costs, customer losses and business disruption following the merger may be greater than expected; (4) governmental approvals of the merger and/or the reorganization may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger and/or the reorganization; (5) adverse governmental or regulatory policies may be enacted; (6) changes in the interest rate environment reduces interest margins; (7) general economic conditions, either nationally or in the states in which the combined company will be doing business, are less favorable than expected; (8) legislation or regulatory requirements or changes adversely affect the business in which the combined company will be engaged; and (9) changes may occur in the securities market.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by means of the written prospectus forming part of the registration statement (and, in the case of the community offering, an accompanying stock order form).

The shares of common stock of the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Contact:
Home Federal Bancorp, Inc. of Louisiana
Daniel R. Herndon
President and Chief Executive Officer
(318) 222-1145